Exhibit 99.1

10x Genomics Announces Closing of Initial Public Offering and Exercise in Full of the

Underwriters’ Option to Purchase Additional Shares

PLEASANTON, Calif. September 16, 2019 – 10x Genomics (Nasdaq: TXG) today announced the closing of its initial public offering of 11,500,000 shares of its Class A common stock, which includes the exercise in full of the underwriters’ option to purchase 1,500,000 additional shares of its Class A common stock, at a public offering price of $39.00 per share. Including the option exercise, the aggregate gross proceeds from the offering were $448.5 million, before deducting underwriting discounts and commissions and estimated offering expenses. All of the shares were offered by 10x Genomics. The shares began trading on The Nasdaq Global Select Market on September 12, 2019, under the ticker symbol “TXG.”

J.P. Morgan LLC, Goldman Sachs & Co. LLC and BofA Merrill Lynch acted as lead joint book-running managers for the offering. Cowen acted as lead manager for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission, and became effective on September 11, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, by telephone at (866) 803-9204, or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or BofA Merrill Lynch, NC1-004-03-43; 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, Attention: Prospectus Department, or by email at dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About 10x Genomics

10x Genomics is a life science technology company building products to interrogate, understand and master biology to advance human health. The company’s integrated solutions include instruments, consumables and software for analyzing biological systems at a resolution and scale that matches the complexity of biology. 10x Genomics products have been adopted by researchers around the world including 93 of the top global research institutions and 13 of the top 15 global pharmaceutical companies, and have been cited in over 500 research papers on discoveries ranging from oncology to immunology and auto-immune diseases.

Contacts

Investors:

investors@10xgenomics.com

Media:

media@10xgenomics.com